Exhibit 99.1

 FOR IMMEDIATE RELEASE

Bridge Bancorp, Inc. and Dime Community Bancshares, Inc. Announce Final Regulatory Approval of Merger of Equals

Bridgehampton and Brooklyn, New York, December 22, 2020 - Bridge Bancorp, Inc. (Nasdaq: BDGE) (“Bridge”), the parent company of BNB Bank, and Dime Community Bancshares, Inc. (Nasdaq: DCOM) (“Dime”), the parent company of Dime Community Bank, today jointly announced that the parties have received approval from New York State Department of Financial Services to merge Dime Community Bank with and into BNB Bank. The merger is expected to close on February 1, 2021, on which day the combined company will open as the new Dime Community Bank.

This release follows Friday’s announcement of the new Board of Directors.

Kevin O’Connor, BNB Bank’s President and CEO, stated, “We are very excited to begin a new chapter, and look forward to providing superior financial services to communities across Long Island and New York City. The support of our regulatory agencies and shareholders reinforces the value of the expanded services and increased efficiencies the ‘new’ Dime will be delivering.”

“For generations, Dime has been among the biggest lenders by volume on properties serving low- and moderate income persons, due to our specialization in pre-war, rent-regulated multifamily housing”, said Kenneth J. Mahon, Dime’s CEO. “In recent years, we extended our expertise to single family lending, where the combined partnership of BNB and Dime will expect to make a meaningful impact in the availability of credit for affordable housing in our markets.”

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB Bank. Established in 1910, BNB, with assets of approximately $6.3 billion, operates 39 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly-owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc., a wholly-owned subsidiary of BNB, offers financial planning and investment consultation. For more information visit www.bnbbank.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

About Dime Community Bancshares, Inc.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered community commercial bank that was founded in 1864. Dime Community Bank is headquartered in Brooklyn, NY and operates 28 banking offices located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on Dime Community Bancshares, Inc. and Dime Community Bank can be found on Dime's website at www.dime.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger (the “Merger”) between Bridge and Dime, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the Merger; (ii) Bridge’s and Dime’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) other statements identified by words such as “may,” “assumes,” “approximately,” “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of Bridge and Dime and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Bridge and Dime. In addition, these forward-looking statements are subject to various risks, uncertainties and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. As a result, actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Bridge and Dime may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees and customers, may be greater than expected; (4) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Bridge and Dime are engaged; (5) the interest rate environment may further compress margins and adversely affect net interest income; (6) results may be adversely affected by continued adverse changes to credit quality; (7) competition from other financial services companies in Bridge’s and Dime’s markets could adversely affect operations; (8) an economic slowdown could adversely affect credit quality and loan originations; (9) the COVID-19 pandemic is adversely affecting Dime, Bridge, and their respective customers, employees and third-party service providers; the adverse impacts of the pandemic on their respective business, financial position, operations and prospects have been material, and it is not possible to accurately predict the extent, severity or duration of the pandemic or when normal economic and operation conditions will return; and (10) other factors that may affect future results of Dime and Bridge including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Bridge’s and Dime’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s Internet site (http://www.sec.gov).

Bridge Bancorp, Inc.

Investor Relations Contact:

John M. McCaffery
Executive Vice President – Chief Financial Officer
Phone: 631-537-1001; Ext. 7290
Email: jmccaffery@bnbbank.com

Dime Community Bancshares, Inc.

Investor Relations Contact:

Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: areddy@dime.com